Exhibit 10.25

WORLDWIDE LICENSING AGREEMENT

This agreement (“Agreement”) is between SCRIPSAMERICA, INC. (“Licensor”), a corporation doing business at CORPORATE OFFICE CENTRE TYSONS IL 1650 TYSONS BOULEVARD, SUITE 1580, TYSONS CORNER, ZIP 22102 in the State of VIRGINIA and GLOBAL PHARMA HUB (“Licensee”), a corporation doing business at 200 SOUTH KNOWLES AVENUE, WINTER PARK, ZIP 32789 in the State of FLORIDA for a license to market and distribute RapiMed products.

A description of RapiMed is as follows:

The target market for RapiMed is all OTC and prescription drugs, and we anticipate great success because our of our its NEW oral delivery technology (ODT) that is more effective than existing products due to its ability to melt faster, taste better and provide more accurate dosing.

Unlike other products available, ScripsAmerica’s initial pediatric remedy is much smaller and dissolves in the child's mouth in 25 seconds, therefore entering their system faster. RapiMed for children's pain and fever relief contains Acetaminophen (main ingredient in Tylenol), however the bitter taste of this active ingredient is masked. The cherry and wild grape flavors that our product will come in are most appealing to children. Additionally, RapiMed for children pain and fever reliefs dosage is controlled, not like the syringe based competing products and we offer the 80 mg for 2-6 year olds, and 160 mg for the 6-11 year olds.

RapiMed's children's pain and fever relief packaging is convenient, portable, child resistant and easy to use as well as eye-catching. The contents are aspirin free, ibuprofen free, sugar free and gluten free as well. Since the numerous Tylenol recalls in the recent past, there is a clear need for a better controlled, more efficient product to fill the void. We believe our RapiMed for children's pain and fever relief is that product.

www.rapimeds.com

Trade-marks that Fall Under the License Agreement:

Trademark:RAPIMED

Class:OOS

Our ref.: 77722

Trademark: MELTS IN YOUR CHILD'S MOUTH

Trademark Serial Number: 85932286

USPTO Number: 4472782

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In consideration of the foregoing premises and the mutual covenants set forth in this agreement and other valuable considerations, the parties agree as follows:

1. License: Licensor hereby grants Licensee the Exclusive Worldwide License, excluding the territory of the United States of America ("United States"), to use RapiMed Products for the permitted uses as set forth in this agreement only. All other rights in and to the Products, including but not limited to all copyright and other intellectual property rights relating to the Product are retained by Licensor.

2. Permitted Uses: Licensee may only use the Product as follows:

A.	Licensee may display Product either physically or electronically;

B.	Licensee may extract or use information contained in Product for educational or research purposes, including extraction and manipulation of information for the purpose of illustration, explanation, example, comment, criticism, teaching, research, or analysis;

C.	licensee may enter into marketing and distribution contracts with third party companies outside of United States;

D.	licensee may enter into distribution agreements with online distributors, as long as on-line distribution does not enter into United States;

E.	Licensee may, in conjunction with and approval from Licensor, utilize the RapiMed ODT in other product formulation categories provided by the licensor besides Acetaminophen. These product formulation categories may include Vitamins, Minerals, Over-the-Counter and Prescription applications;

F.	licensee may enter into sub-license agreements with third parties for the purpose of market expansion and revenue generation.

G.	All license fees collected by the Licensee from any third party shall be paid as follows:
1.	percent of the total fees collected will be paid to licensor
2.	The remaining 75 percent of fees collected will be retained by the licensee

3. Prohibited Uses: Licensee is prohibited from the use of Product not expressly permitted in the preceding section. Prohibited uses include but are not limited to:

A.	Using any aspect of the Product as part of a trade-mark, design-mark, and trade name;

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B.	Incorporating the Product in any way that results in a re-distribution or reuse of the Product or is otherwise made available in a manner such that a third party can extract or access or reproduce Product;

C.	Using the Product in a manner that is considered under applicable law to be infringing, defamatory or libelous in nature, or that would be reasonably likely cause any person or property reflected in the Product to be·seen in a false light;

D.	Removing any notice of copyright, trade-mark or other proprietary right from any place where it is on or embedded in the Product;

E.	Engaging in sales of RapiMed, both physical and on-line, in the territory of the United States;

4. Term: The grant of this license is effective as of the signing of this agreement for a period of three (3) years and shall renew automatically for additional one (1) year periods unless terminated by one of the parties with ninety (90) days notice. . The license may be terminated without notice from licensor if at any time licensee fails to comply with any of its terms of use as stated in this agreement. Upon termination, Licensee must immediately cease all use of Product and if requested, confirm to Licensor in writing compliance with these requirements.

5. Minimum Quotas:

During the first 12 months after the Effective Date herein the Licensee will deliver to the licensor a minimum dollar value of orders in excess of $500,000 of the licensor's Pediatric RapiMed product.

During the following 12 months after the effective date herein the Licensee will deliver to the Licensor a minimum dollar value of orders in excess of $1,400,000 of the Licensor's Pediatric RapiMed product.

During the following 12 months after the effective date herein the licensee will deliver to the Licensor a minimum dollar value of orders in excess of $2,400,000 of the licensor's Pediatric RapiMed product.

Failure to comply with the stated minimums shall be grounds for termination of the license by the Licensor. Notice of termination with 10 days notice will be delivered by mail from the Licensor to the licensee via U S mail with a return receipt proof of delivery.

The quotas commence 90 days after the acceptance of the registration (the Effective Date) in Hong Kong, China of the licensor's Pediatric RapiMed product.

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6. Warranties: Licensor grants no rights and makes no warranties regarding the use of names, people, trademarks, trade dress, patented or copyrighted designs or works of art or architecture or other forms of intellectual property represented in any Product.

THE PRODUCT IS PROVIDED "AS IS" WITHOUT REPRESENTATION, WARRANTY OR CONDITION OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO THE IMPLIED REPRESENTATIONS, WARRANTIES OR CONDITIONS OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. LICENSOR DOES NOT REPRESENT OR WARRANT THAT THE PRODUCT WILL MEET LICENSEE'S REQUIREMENTS OR THAT ITS USE WILL BE UNINTERRUPTED OR ERROR FREE. THE ENTIRE RISK AS TO THE QUALITY AND PERFORMANCE OF THE PRODUCT IS WITH THE MANUFACTURER AND LICENSOR. SHOULD THE PRODUCT PROVE DEFECTIVE, MANUFACTURER AND LICENSOR ASSUMES THE ENTIRE RISK AND COST OF ALL NECESSARY CORRECTIONS.

7. Indemnification: Each party shall indemnify, assume the defense of, and hold harmless the other party and its directors, officers, employees, and agents from every claim, loss, damage, injury, expense (including attorney's fees), judgment, and liability of every kind, nature, and description arising in whole or in part from the indemnifying party's negligent, fraudulent, or illegal acts or omissions except, as to the party requesting indemnification, to the extent such Liability results in whole or in part from the unauthorized, negligent, fraudulent, or illegal act or omission of the party requesting indemnification.

8. Amendments to License: This license may only be amended by a writing signed by Licensee and authorized by Licensor.

9. Legal Disputes: This Agreement has been negotiated and is being contracted for in the State of Delaware. It shall be governed by and interpreted in accordance with the laws of the State of Delaware, regardless of any conflict-of-law provision to the contrary. In any dispute arising out of or connected with this Agreement, each party consents to the exclusive jurisdiction of the courts of the State of Delaware or the federal district court for Delaware; each Party consents to the personal jurisdiction of such courts; and each Party waives any objection to personal jurisdiction or venue.

The parties waive any right to argue conflict of law principles. The Parties agree that any claim or dispute between them or against any agent, employee, successor, or assign of the other, whether related to this agreement or otherwise, and any claim or dispute related to this agreement shall be first taken to mediation. If mediation efforts prove unsuccessful, the parties dispute moves to Federal District Court of Delaware. Any award of the court may be entered as a judgment in any court of competent jurisdiction. Further, should either party, successor or assign of either party bring leading proceedings in connection with this agreement the party or parties prevailing in such proceeding shall be entitled to their reasonable attorney's fees and costs from the non-prevailing party in addition to any other such relief as may be granted.

10. Non-waiver: No failure or neglect of either party hereto in any instance to exercise any right, power or privilege under this agreement or under applicable law shall constitute a waiver of any other right, power or privilege in any other instance. All waivers by either party must be in wiring and signed by the party to be charged.

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11. Entire Agreement: This Agreement contains the entire agreement and understanding between the parties and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter of this Agreement. This Agreement may be amended only by a writing signed by Licensee and by a duly authorized representative of the Licensor. If any term, provision, covenant or condition of this Agreement, or the application to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

12. Confidentiality.

Licensee acknowledges that it may have access to confidential information regarding the Licensor and its business. Licensee agrees that it will not, during or subsequent to the term of this Agreement, divulge, furnish or make accessible to any person (other than with the written permission of Licensor) any knowledge or information or plans of Licensor with respect to Licensor or its business, including, but not by way of limitation, the products of the Licensor, whether in the concept or development stage, or being marketed by Licensor on the effective date of this Agreement or during the term hereof.

13. Covenant Not To Compete.

During the term of this Agreement, Licensee warrants, represents and agrees that it will not directly participate in the information developed for and by Licensor, and will not compete directly with Licensor in Licensor 's primary industry or related fields.

By signing this agreement the parties acknowledges they have read the entire agreement and fully understand the terms, conditions and obligations of this agreement.